Exhibit 99.1

Kohl’s Reports First Quarter Fiscal 2025 Financial Results

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—May 29, 2025— Kohl’s Corporation (NYSE:KSS) today reported results for the first quarter ended May 3, 2025.

•	Net sales decreased 4.1% and comparable sales decreased 3.9%

•	Gross margin increased 37 basis points

•	Diluted loss per share of ($0.13)

•	Affirms full year 2025 financial outlook

Michael Bender, Kohl’s Interim Chief Executive Officer, said “I am honored to assume the role of Interim CEO at such an important time for our company. Kohl’s has a tremendous opportunity to build on our strong foundation of over 1,100 conveniently located stores and a large and loyal customer base.”

“Our first quarter performance was ahead of our expectations and the actions we are taking are starting to make progress with early signs of a positive impact. Our team is focused and motivated to deliver great products, great value, and a great shopping experience to our customers. I want to thank our amazing team of associates for their hard work and dedication. I am excited to lead this next chapter of Kohl’s and build on the momentum we have begun to generate.” Bender continued.

First Quarter 2025 Results

Comparisons refer to the 13-week period ended May 3, 2025 versus the 13-week period ended May 4, 2024

•	Net sales decreased 4.1% year-over-year, to $3 billion, with comparable sales down 3.9%.

•	Gross margin as a percentage of net sales was 39.9%, an increase of 37 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 5.2% year-over-year, to $1.2 billion. As a percentage of total revenue, SG&A expenses were 36.0%, a decrease of 32 basis points year-over-year.

•	Operating income was $60 million compared to $43 million in the prior year. As a percentage of total revenue, operating income was 1.9%, an increase of 58 basis points year-over-year.

•	Net loss was $15 million, or ($0.13) per diluted share. This compares to net loss of $27 million, or ($0.24) per diluted share in the prior year.

•	Inventory was $3.1 billion, an increase of 2% year-over-year.

•	Operating cash flow was a use of $92 million.

2025 Financial and Capital Allocation Outlook

For the full year 2025, the Company continues to expect the following, excluding the impact of potential items not representative of our core operating performance:

•	Net sales: A decrease of (5%) to a decrease of (7%)

•	Comparable sales: A decrease of (4%) to a decrease of (6%)

•	Operating margin: In the range of 2.2% to 2.6%

•	Diluted EPS: In the range of $0.10 to $0.60

•	Capital Expenditures: In the range of $400 million to $425 million

•

Dividend: On May 14, 2025, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.125 per share. The dividend is payable June 25, 2025 to shareholders of record at the close of business on June 11, 2025.

First Quarter 2025 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on May 29, 2025. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Forward-looking statements include the information under “2025 Financial and Capital Allocation Outlook.” Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s is uniquely positioned to deliver against its long-term strategy and its purpose to take care of families’ realest moments. Kohl’s serves millions of families in its more than 1,100 stores in 49 states, online at Kohls.com, and through the Kohl’s App. With a large national footprint, Kohl’s is committed to making a positive impact in the communities it serves. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
(Dollars in Millions, Except per Share Data)	May 3, 2025	May 4, 2024
Net sales	$3,049	$3,178
Other revenue	184	204
Total revenue	3,233	3,382
Cost of merchandise sold	1,834	1,923
Gross margin rate	39.9%	39.5%
Operating expenses:
Selling, general, and administrative	1,164	1,228
As a percent of total revenue	36.0%	36.3%
Depreciation and amortization	175	188

Operating income	60	43
Interest expense, net	76	83

Loss before income taxes	(16)	(40)
Benefit for income taxes	(1)	(13)

Net loss	$(15)	$(27)

Average number of shares:
Basic	111	111
Diluted	111	111
Loss per share:
Basic	$(0.13)	$(0.24)
Diluted	$(0.13)	$(0.24)

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	May 3, 2025	May 4, 2024
Assets
Current assets:
Cash and cash equivalents	$153	$228
Merchandise inventories	3,137	3,083
Other	290	345

Total current assets	3,580	3,656
Property and equipment, net	7,209	7,664
Operating leases	2,374	2,498
Other assets	476	460

Total assets	$13,639	$14,278

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,026	$1,220
Accrued liabilities	1,177	1,265
Borrowings under revolving credit facility	545	355
Current portion of:
Long-term debt	353	—
Finance leases and financing obligations	80	81
Operating leases	99	92
Total current liabilities	3,280	3,013
Long-term debt	1,174	1,638
Finance leases and financing obligations	2,433	2,651
Operating leases	2,687	2,783
Deferred income taxes	27	94
Other long-term liabilities	259	286
Shareholders’ equity:	3,779	3,813

Total liabilities and shareholders’ equity	$13,639	$14,278

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
(Dollars in Millions)	May 3, 2025	May 4, 2024
Operating activities
Net loss	$(15)	$(27)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	175	188
Share-based compensation	9	10
Deferred income taxes	(2)	(13)
Non-cash lease expense	21	22
Other non-cash items	2	3
Changes in operating assets and liabilities:
Merchandise inventories	(191)	(202)
Other current and long-term assets	31	(81)
Accounts payable	(16)	86
Accrued and other long-term liabilities	(83)	34
Operating lease liabilities	(23)	(27)
Net cash used in operating activities	(92)	(7)

Investing activities
Acquisition of property and equipment	(110)	(126)
Proceeds from sale of real estate	2	—

Net cash used in investing activities	(108)	(126)

Financing activities
Net borrowings under revolving credit facility	255	263
Shares withheld for taxes on vested restricted shares	(4)	(9)
Dividends paid	(14)	(55)
Finance lease and financing obligation payments	(21)	(21)
Proceeds from financing obligations	3	—

Net cash provided by financing activities	219	178

Net increase in cash and cash equivalents	19	45
Cash and cash equivalents at beginning of period	134	183

Cash and cash equivalents at end of period	$153	$228